SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 7, 2006

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 7, 2006, Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating Officer, Gary Weiss, a non-executive officer of American Greetings, and Elie Weiss, who is not employed by us, each entered into a separate agreement for the purchase of membership interests in the Irving I. Stone Limited Liability Company (the “LLC”). The LLC holds 1,818,182 of our Class B Common Shares. Messrs. Zev, Jeffrey, Gary and Elie Weiss are brothers and are the sons of Morry Weiss, our Chairman. The LLC membership interests to be purchased have no voting rights. All of the voting interests in the LLC are controlled by the Irving I. Stone Oversight Trust, of which each of Messrs. Zev, Jeffrey, Gary and Elie Weiss are the sole trustees. The agreements (herein, the “Trading Plans”) are designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and were entered into in connection with the settlement of the estate of Irving I. Stone, the founder of American Greetings Corporation and the grandfather of Messrs. Zev, Jeffrey, Gary and Elie Weiss. American Greetings is not a party to the Trading Plans.

Provided that if certain material conditions set forth in the Trading Plans, outside of the control of Messrs. Zev, Jeffrey, Gary and Elie Weiss, are satisfied, each of Messrs. Zev, Jeffrey, Gary and Elie Weiss shall purchase the membership interests in the LLC in accordance with their respective Trading Plans. Thereupon, each of Messrs. Zev, Jeffrey, Gary and Elie Weiss, in their individual capacities, will each own membership interests representing 24.5% of the equity in the LLC and, as a result, may each be deemed to beneficially own approximately 445,454 of the American Greetings Class B common shares that are owned by the LLC.

The information in this Item 7.01 of this Current Report on Form 8-K is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Date: July 7, 2006